KELLWOOD REPORTS THIRD QUARTER RESULTS
Maintains Fiscal Year 2007 Guidance

Highlights:
•	Announces third quarter net earnings on an ongoing basis of $0.15 per diluted share, in line with previous guidance;
•
Adds and promotes key talent, naming Hope Brick chief merchandising officer of the Lifestyle Alliance, Steve Powers chief customer officer of the Lifestyle Alliance, Sandra Campos president of O Oscar, an Oscar de la Renta Company, and Wendy Chivian president of Calvin Klein women’s sportswear; and

•	Declares regular quarterly dividend;

Separately, following quarter end, the Company:
•	Elected Robert Siegel to Board of Directors;
•
Announced the sale of Smart Shirts manufacturing operations, as well as related real estate assets in two separate transactions that will bring Kellwood gross proceeds of approximately $161 million in cash;

•	Announced long-term financial plans for the next five years (fiscal 2008 through fiscal 2012); and
•	Announced the consolidation of its Koret and Briggs New York divisions by re-location to New York and closure of two distribution centers, as part of its women’s reorganization.

ST. LOUIS, MO., December 7, 2007 - Kellwood Company [NYSE:KWD] today reported results for the third quarter ended November 3, 2007, according to Robert C. Skinner, Jr., chairman, president and chief executive officer.

Third Quarter

Net sales from continuing operations totaled $404.1 million, as compared to $397.0 million in the third quarter last year. Net loss from continuing operations was $5.9 million, or $0.23 per diluted share, versus a net loss of $1.5 million, or $0.06 per diluted share, last year. Included in net loss from continuing operations for the current quarter were restructuring and other non-recurring charges of $9.9 million (after tax), or $0.38 per diluted share associated with the previously announced reorganization of the women’s sportswear business, transformation of the Phat Farm men’s business to solely a licensing model and streamlining of corporate functions. Net earnings from continuing operations for the third quarter last year included restructuring and other non-recurring charges of $12.1 million (after tax), or $0.47 per diluted share associated with the Company’s completed 2005 strategic restructuring initiatives.

Total net loss was $1.1 million, or $0.04 per diluted share, versus net earnings of $8.1 million, or $0.31 per diluted share, in the third quarter last year. Included in total net loss for the third quarter were net earnings from discontinued operations of $4.9 million, or $0.19 per diluted share. Total net earnings for the last year third quarter included earnings from discontinued operations of $9.6 million, or $0.37 per diluted share.

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For the third quarter, on an ongoing basis (continuing operations excluding the impairment, restructuring and other non-recurring charges), net sales were $404.1 million as compared to $397.0 million in the third quarter last year. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) for the third quarter were $17.4 million compared to $22.4 million, last year.

Net earnings on an ongoing basis were $4.0 million, or $0.15 per diluted share, compared to $10.6 million, or $0.41 per diluted share in the third quarter last year. Net interest expense totaled $7.0 million and reflected lower interest income on cash balances having utilized $311.9 million for the Hanna Andersson®, Royal Robbins®, Vince® and HOLLYWOULD acquisitions.

The third quarter tax rate from ongoing operations was 34.8% compared to 35.8% last year. The 2007 third quarter effective tax rate was lower than the Company’s expected third quarter tax rate of 44% due to certain discrete state tax items that benefited diluted earnings per share by $0.02. The effective tax rate for the third quarter of 2007 was also lower than the Company’s expected annual effective tax rate of 39% due to discrete items, which benefit the full year tax rate being recorded in the third quarter under Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 (FIN 48).

“We are successfully executing on our strategic plan and believe that the financial targets we set out for the company are real and achievable,” stated Skinner. “Our third quarter results were on target with our expectations, driven by the positive performance of our key initiatives. During the quarter, we managed our business well, leading to continued growth in many of our brands and businesses, such as Vince, Baby Phat, XOXO, My Michelle and Gerber Childrenswear. At the same time, we strategically operated our women’s mainstream business for profitability and cash flow. In addition, we advanced the objectives outlined in our women’s sportswear reorganization, including announcing the consolidation of our Briggs New York and Koret divisions to New York and closure of two distribution centers. We also added and promoted key talent including Hope Brick as chief merchandising officer of our Lifestyle Alliance; Steve Powers as chief customer officer of our Lifestyle Alliance; Sandra Campos president of O Oscar, an Oscar de la Renta Company; and Wendy Chivian president of Calvin Klein women’s sportswear. These individuals come to Kellwood with strong backgrounds, which should benefit us greatly as we execute our growth strategies.

“While we recognize the environment at retail remains difficult, we believe we have identified the right initiatives and strategies to achieve our financial goals,” Mr. Skinner continued. “We are transforming Kellwood into a brand focused marketing enterprise, which is expected to lead to sustained growth in sales at increased rates of profitability.”

Third Quarter Highlights From Ongoing Operations

Net sales of $404.1 million were slightly higher than last year. Organic sales growth was mainly realized from Gerber Childrenswear, XOXO®, My Michelle® and Candies juniors and girls businesses, as well as increased licensing revenues from Baby Phat®. The acquisitions of Vince, Hanna Andersson and Royal Robbins also led to improved sales in the quarter. This was offset by the anticipated impact of lower sales volumes of mainstream women’s sportswear, including private label sales and the Phat Farm® men’s wholesale business, the latter of which is being transitioned to a licensing model.

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Gross profit as a percent of net sales rose by approximately 340 basis points to 27.4%, from last year. This increase was primarily driven by the acquisitions of Vince, Hanna Andersson and Royal Robbins, as well as improved performance of the XOXO juniors’ brand. Both Women’s Sportswear and Other Soft Goods segments achieved a higher gross profit as a percent of net sales compared to last year.

Selling, general and administrative costs increased to 23.1% of net sales primarily driven by the lower absorption of corporate overhead resulting from the Smart Shirts business being classified in discontinued operations, the acquisitions of Hanna Andersson and Royal Robbins, the addition of 17 new retail outlet stores since the third quarter last year as well as lower sales of mainstream women’s sportswear. Actions to reduce costs resulting from the women’s sportswear reorganization and streamlining of corporate functions are expected to positively benefit 2008 and beyond.

Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) as a percent of net sales decreased to 4.3% from 5.6% last year.

Third Quarter Business Segment Review From Ongoing Operations

The Phat Fashions business is now included in the women’s sportswear segment as a result of transforming Phat Farm men’s business solely to a licensing model similar to our Baby Phat business.

Women’s Sportswear

Women’s Sportswear net sales decreased 12% to $276.2 million in the third quarter of 2007. Organic sales growth was realized from XOXO, My Michelle and Candies junior and girls businesses as well as licensing revenue from Baby Phat. Sales also rose due to the acquisition of Vince. The anticipated impact of lower sales volumes of mainstream women’s sportswear, including private label sales and the Phat Farm men’s wholesale business which is being transitioned to a licensing model, resulted in the overall decline in sales. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) decreased $13.3 million to $11.6 million. Operating earnings as a percent of net sales declined to 4.2% from 7.9% last year. The decrease in operating earnings as a percent of net sales is due to the anticipated higher level of markdown allowances given the current retail environment and decline in sales of mainstream women’s sportswear.

Other Soft Goods

Other Soft Goods continued its strong performance in the third quarter of 2007 achieving a 56% increase in net sales to $127.8 million. Growth was realized from the acquisitions of Hanna Andersson and Royal Robbins and strong performance of Gerber Childrenswear. Operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) grew 77% to $16.6 million in the third quarter of 2007. Operating earnings as a percent of net sales increased to 13.0% from 11.4% last year driven by the acquisitions of Hanna Andersson and Royal Robbins and continued positive performance and solid execution of Gerber Childrenswear.

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Quarterly Dividend

The Board of Directors declared a regular quarterly dividend of $0.16 per common share, payable December 28, 2007 to shareholders of record December 17, 2007.

Guidance

“Our management team is very focused on the successful execution of our brand building and cost savings strategic initiatives outlined in our five-year plan in early November. While we have just begun this process, we remain confident in executing these real and achievable actionable items and are on track to meeting our goals,” concluded Skinner.

Fiscal Year 2007

For the fiscal 2007 year, the Company continues to expect net sales from ongoing operations to range from $1.500 billion to $1.550 billion. This compares to actual net sales from ongoing operations of $1.514 billion in fiscal 2006.

On an ongoing basis, the Company continues to expect operating earnings (gross profit less selling, general & administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) will approximate $68.0 million to $73.0 million versus $64.4 million last year. Net earnings for fiscal 2007 from ongoing operations are currently forecasted in the range of $17.0 million to $20.0 million versus $23.2 million last year. Also on an ongoing basis, fiscal 2007 diluted earnings per share continue to be estimated in the range of approximately $0.66 to $0.76 per diluted share. This compares to actual earnings per diluted share of $0.90 in fiscal 2006.

The Company now believes that the 2007 full year effective tax rate will approximate 39%.

The Company anticipates incurring approximately $28 million to $31 million in restructuring costs during the 2007 fiscal year in conjunction with the previously announced reorganization of women’s sportswear, transformation of the Phat Farm men’s business to solely a licensing model and streamlining of corporate functions.

Fiscal 2008 Guidance

For fiscal 2008, the Company continues to expect net sales from ongoing operations to be approximately $1.55 billion. This compares to its 2007 guidance for net sales from ongoing operations of approximately $1.500 billion to $1.550 billion. The Company is forecasting that operating earnings (gross profit less selling, general and administrative expense before stock option expense, amortization and impairment, restructuring and other non-recurring charges) from ongoing operations will approximate $92.0 million. This compares to the Company’s 2007 guidance for operating earnings from ongoing operations of approximately $68.0 million to $73.0 million.

On an ongoing basis, net earnings for fiscal 2008 continue to be estimated at $32.0 million, as compared to the Company’s 2007 guidance for net earnings from ongoing operations of approximately $17.0 million to $20.0 million. Also, on an ongoing basis, fiscal 2008 diluted earnings per share continue to be estimated at approximately $1.50, as compared to the Company’s 2007 guidance for diluted earnings per share of approximately $0.66 to $0.76.

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The following table provides a rollforward of sales, operating earnings, net earnings and diluted earnings per share from our 2007 guidance from ongoing operations to our 2008 guidance from ongoing operations:

(Amounts in Millions, except per share amounts)
		Operating	Net
	Sales	Earnings(1)	Earnings	Diluted EPS
Adjusted Guidance from Ongoing Operations for FY2007 (mid-point of range)	$ 1,525.0	$ 70.5	$ 18.5	$ 0.71	a)

Full year Royal Robbins and Hanna Andersson excluding purchase accounting	38.0	6.5	-	-

Transform Phat Farm men's business to solely a licensing model	(23.0)	9.0	5.5	0.21

Current $50 million stock buyback authorization	-	-	(1.5)	0.03	b)
Sub-total of completed and approved actions	1,540.0	86.0	22.5	0.95

Stock buyback and debt retirement with proceeds from sale of Smart Shirts	-	-	3.0	0.25	c)

2008 savings initiatives - net of increased marketing expense	-	8.0	5.0	0.24

Growth in Royal Robbins and Hanna Andersson	25.0	3.0	1.5	0.06

Other existing businesses, driven primarily by mainstream brands	(15.0)	(5.0)	(3.0)	(0.14)
Other items	-	-	3.0	0.14	d)

2008 Guidance from Ongoing Operations	$ 1,550.0	$ 92.0	$ 32.0	$ 1.50	e)

a) Adjusted Guidance for 2007 at the mid-point of the range assumes 26.0 million average diluted shares outstanding.
b) The current $50 million stock buyback authorization assumes 2.5 million shares from available cash and related loss of interest income.
c) The stock buyback and reduction of debt uses the proceeds from sale of Smart Shirts and assumes
2.5 million shares.
d) Other items include lower stock option expense, lower amortization expense from existing businesses, lower other expense, and interest income from operating cash flows.
e) 2008 Guidance assumes 21.4 million average diluted shares outstanding and the issuance of 0.4 million of employee stock options.
See the last page of the release for footnote (1) to the table.

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The Company anticipates incurring approximately $12 million to $14 million in restructuring costs during the 2008 fiscal year in conjunction with the previously announced reorganization of women’s sportswear, transformation of the Phat Farm men’s business to solely a licensing model and streamlining of corporate functions.

Long-Term Financial Plans

The Company continues to expect to achieve its long-term financial plans over the next five years (fiscal 2008 through fiscal 2012) inclusive of:

•	Annual organic sales growth of 4% to 5%;
•	Operating margins of 4.6% today increasing to 9% in 2012 for existing businesses - excluding potential future acquisitions; and
•	Earnings per share growth of at least 25% after significant 2008 increase - excluding potential future acquisitions.

Conference Call Information

The Company will host a conference call with management to discuss today’s announcement at 8:30 a.m. ET today. If you wish to participate, you may do so by dialing 800-936-9754 or 973-935-2048 (toll / international). This call will be webcast to the general public and can be accessed via Kellwood’s website at www.kellwood.com. The Company will post a presentation for this conference call on its website under Investor Relations/Presentations at approximately 8:15 a.m. ET today.

An update to Kellwood Company’s Investment Overview has also been posted on the Company’s website under Investor Relations/Presentations.

Annual Meeting of Shareowners

The Board of Directors has set the Annual Meeting of Shareowners for June 5, 2008, with a shareowner record date of April 7, 2008.

About Kellwood

Kellwood (NYSE:KWD) is a $1.6 billion leading marketer of apparel and consumer soft goods. Specializing in branded products, the Company markets to all channels of distribution with products and brands tailored to each specific channel. Kellwood brands include Vince®, HOLLYWOULD®, Phat Farm®, Baby Phat®, Sag Harbor®, Koret®, Jax®, Democracy®, Sangria™, Jolt®, My Michelle®, Briggs New York®, Hanna Andersson®, Onesies®, Kelty®, Royal Robbins® and Sierra Designs®. Calvin Klein®, XOXO®, David Meister®, Gerber®, and O Oscar, an Oscar de la Renta Company, are produced under licensing agreements. For more information, visit www.kellwood.com.

MEDIA CONTACT:

Donna B. Weaver
VP Corporate Communications
212.329.8072
donna.weaver@kellwood.com

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FINANCIAL CONTACT:

Samuel W. Duggan II
VP Investor Relations and Treasurer
Kellwood Company
314.576.8580
sam.duggan@kellwood.com

Joele Frank / Eric Brielmann / Jennifer Schaefer
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

Allison Malkin
Integrated Corporate Relations
203.682.8225

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the safe harbor provisions of the federal securities laws. Actual results may differ materially due to risks and uncertainties that are described in the Company’s Form 10-K and other filings with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "will", "estimate", "project", "forecast", "planned", "should", "anticipate" and similar expressions may identify forward-looking statements. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot and do not give any assurance that such expectations will prove to be correct. These forward-looking statements, which represent the Company's expectations concerning future events, are based on various assumptions and are subject to a number of risks and uncertainties. These risks include, without limitation: intense competition in the apparel industry on many fronts, including from our retail customers’ private label or exclusive brand programs; failing to continually anticipate fashion trends and consumer tastes; uncertainties regarding consumer confidence and spending patterns; concentration of our customers; consolidation and change in the retail industry; performance of our retail customers in selling our goods; execution of the long-term corporate strategy; loss of key personnel; continued value of owned and licensed brands; ability to generate sufficient sales to offset the minimum royalty payments we must pay with respect to licensed brands; inability to protect our intellectual property rights; reliance on independent manufacturers; ability to successfully complete the restructuring plans; the continued movement in the global location of lowest cost manufacturing sources; fluctuations in the price, availability and quality of raw materials; availability of suitable acquisition candidates; integration of completed acquisitions into our existing business; the availability of reasonably priced debt and potential for Smart Shirts business to be negatively affected if the pending transaction is not completed in a timely manner and volatility in the market price of the Company’s common stock could occur due to the recent unsolicited offer by an investor. These factors should be read in conjunction with the risk factors included in our Annual Report to Stockholders on Form 10-K for 2006 (the fiscal year ended February 3, 2007) and subsequent periodic filings. Actual results could differ materially from those expressed or implied in forward-looking statements. The Company disclaims any obligation to publicly update or revise any of its forward-looking statement.

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KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	10/28/2006	11/3/2007	10/28/2006	11/3/2007
Net sales	$397,007	$404,055	$1,139,031	$1,143,109
Cost of products sold	301,904	293,260	879,289	847,320
Gross profit	95,103	110,795	259,742	295,789
Selling, general and administrative expenses	72,689	93,443	215,506	245,231
Stock option expense	468	332	3,877	986
Amortization of intangible assets	2,628	3,942	7,692	10,678
Impairment, restructuring and other non-recurring charges	19,041	15,820	25,957	130,098
Interest expense, net	2,903	7,035	9,819	15,667
Other income, net	(106)	(46)	(358)	(27)
Loss before income taxes	(2,520)	(9,731)	(2,751)	(106,844)
Income taxes	(1,037)	(3,782)	(1,119)	(33,315)
Net loss from continuing operations	(1,483)	(5,949)	(1,632)	(73,529)
Net earnings from discontinued operations	9,558	4,867	26,067	14,016
Net earnings (loss)	$8,075	$(1,082)	$24,435	$(59,513)

Weighted average shares outstanding:

Basic and Diluted	25,722	25,857	25,682	25,895

Earnings (loss) per share:
Basic:
Continuing operations	$(0.06)	$(0.23)	$(0.06)	$(2.84)
Discontinued operations	0.37	0.19	1.02	0.54
Net earnings	$0.31	$(0.04)	$0.95	$(2.30)

Diluted:
Continuing operations	$(0.06)	$(0.23)	$(0.06)	$(2.84)
Discontinued operations	0.37	0.19	1.02	0.54
Net earnings (loss)	$0.31	$(0.04)	$0.95	$(2.30)

Dividends paid per share	$0.16	$0.16	$0.48	$0.48

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KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Amounts in thousands)

	At
	10/28/2006	11/3/2007
ASSETS
Current assets:
Cash and cash equivalents	$394,354	$130,984
Receivables, net	262,394	216,143
Inventories	133,665	160,608
Current deferred taxes and prepaid expenses	38,997	56,562
Current assets of discontinued operations	185,234	183,262
Total current assets	1,014,644	747,559

Property, plant and equipment, net	41,113	44,222
Intangible assets, net	152,335	249,478
Goodwill	200,887	251,035
Other assets	17,833	62,831
Long-term assets of discontinued operations	42,927	39,291
Total assets	$1,469,739	$1,394,416

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable and current portion of long-term debt	$-	$42
Accounts payable	118,757	94,757
Accrued salaries and employee benefits	27,045	22,729
Other accrued expenses	42,843	47,532
Current liabilities of discontinued operations	98,588	99,016
Total current liabilities	287,233	264,076

Long-term debt	469,922	470,220
Deferred income taxes and other	66,891	78,490
Long-term liabilities of discontinued operations	19,444	19,548
Stockholders' equity	626,249	562,082
Total liabilities and stockholders’ equity	$1,469,739	$1,394,416

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KELLWOOD COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Amounts in thousands)

	Nine Months Ended
	10/28/2006	11/3/2007
OPERATING ACTIVITIES
Net earnings (loss)	$24,435	$(59,513)

Add/(deduct) items not affecting operating cash flows:
Depreciation and amortization	26,689	33,362
Stock-based compensation expense	3,877	986
Gain on sale of business	-	(535)
Deferred income taxes and other	1,143	(3,571)
Incremental tax benefits from stock options exercised	(256)	(35)
Non-cash adjustments related to impairment, restructuring and other non-recurring charges (net of tax benefit)	15,097	86,587
Changes in working capital components:
Receivables, net	(14,923)	22,051
Inventories	(1,314)	26,785
Prepaid expenses	(3,804)	3,567
Accounts payable and accrued expenses	(4,549)	(51,160)
Payment of liabilities associated with restructuring activities	(23,626)	(23,570)
Current deferred and accrued income taxes	1,613	2,799
Net cash provided by operating activities	$24,382	$37,753

INVESTING ACTIVITIES
Additions to property, plant and equipment	$(13,875)	$(17,162)
Acquisitions (including additional cash purchase consideration)	(8,541)	(235,048)
Proceeds from sale of business	-	9,984
Receipts for note receivable	2,063	688
Dispositions of fixed assets	392	3,530
Net cash used in investing activities	$(19,961)	$(238,008)

FINANCING ACTIVITIES
Borrowings of notes payable	$67,391	$80,209
Payments of notes payable	(69,956)	(72,709)
Change in bank overdraft	(3,767)	548
Repayments of long-term debt	-	(2,778)
Dividends paid	(12,331)	(12,439)
Stock purchases under stock repurchase programs	(5,006)	(4,940)
Stock transactions under incentive plans	6,387	2,237
Incremental tax benefits from stock options exercised	256	35
Net cash used in financing activities	$(17,026)	$(9,837)

Net change in cash and cash equivalents	$(12,605)	$(210,092)
Cash and cash equivalents, beginning of period	406,959	341,076
Cash and cash equivalents, end of period	$394,354	$130,984

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Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted earnings and earnings per share information for its third quarter, first nine months and full year 2006 results, its third quarter and first nine months 2007 results, full year 2007 guidance and full year 2008 guidance in this release, in addition to providing financial results in accordance with GAAP. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding items that the Company believes are not indicative of the Company’s core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows or other measures of financial performance prepared in accordance with GAAP.

The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the impairment, restructuring and non-recurring charges, amortization of intangible assets and stock option expense included in continuing operations. See the last page of the release for footnotes (1) and (2) to the tables. (Amounts in thousands, except per share data.)

Third Quarter:
Detailed Results for FY 2007
	2007
	Total	Impairment, Restructuring and Non- Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$404,055	$-	$-	$404,055
Cost of products sold	293,260	-	-	293,260
Gross profit	110,795	-	-	110,795
Selling, general and administrative expenses	93,443	-	-	93,443
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	17,352	-	-	17,352
Stock option expense	332	-	-	332
Amortization of intangible assets	3,942	-	-	3,942
Impairment, restructuring and other non-recurring charges	15,820	(15,820)	-	-
Operating earnings	(2,742)	15,820	-	13,078
Interest expense, net	7,035	-	-	7,035
Other (income), net	(46)	-	-	(46)
Earnings before income taxes	(9,731)	15,820	-	6,089
Income taxes	(3,782)	5,901	-	2,119
Net earnings from continuing operations	(5,949)	9,919	-	3,970
Net earnings from discontinued operations	4,867	240	(5,107)	-
Net earnings	$(1,082)	$10,159	$(5,107)	$3,970

Diluted EPS:
Continuing operations	$(0.23)	$0.38	$-	$0.15
Discontinued operations	0.19	0.01	(0.20)	-
Net earnings	$(0.04)	$0.39	$(0.20)	$0.15

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Detailed Results for FY 2006
	2006
	Total	Impairment, Restructuring and Non- Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$397,007	$-	$-	$397,007
Cost of products sold	301,904	-	-	301,904
Gross profit	95,103	-	-	95,103
Selling, general and administrative expenses	72,689	-	-	72,689
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	22,414	-	-	22,414
Stock option expense	468	-	-	468
Amortization of intangible assets	2,628	-	-	2,628
Impairment, restructuring and other non-recurring charges	19,041	(19,041)	-	-
Operating earnings	277	19,041	-	19,318
Interest expense, net	2,903	-	-	2,903
Other (income), net	(106)	-	-	(106)
Earnings before income taxes	(2,520)	19,041	-	16,521
Income taxes	(1,037)	6,949	-	5,912
Net earnings from continuing operations	(1,483)	12,092	-	10,609
Net earnings from discontinued operations	9,558	(1,258)	(8,300)	-
Net earnings	$8,075	$10,834	$(8,300)	$10,609

Diluted EPS:
Continuing operations	$(0.06)	$0.47	$-	$0.41
Discontinued operations	0.37	(0.05)	(0.32)	-
Net earnings	$0.31	$0.42	$(0.32)	$0.41

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First Nine Months:
Detailed Results for FY 2007
	2007
	Total	Impairment, Restructuring and Non- Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$1,143,109	$-	$-	$1,143,109
Cost of products sold	847,320	-	-	847,320
Gross profit	295,789	-	-	295,789
Selling, general and administrative expenses	245,231	-	-	245,231
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	50,558	-	-	50,558
Stock option expense	986	-	-	986
Amortization of intangible assets	10,678	-	-	10,678
Impairment, restructuring and other non-recurring charges	130,098	(130,098)	-	-
Operating earnings	(91,204)	130,098	-	38,894
Interest expense, net	15,667	-	-	15,667
Other (income), net	(27)	-	-	(27)
Earnings before income taxes	(106,844)	130,098	-	23,254
Income taxes	(33,315)	43,751	-	10,436
Net earnings from continuing operations	(73,529)	86,347	-	12,818
Net earnings from discontinued operations	14,016	240	(14,256)	-
Net earnings	$(59,513)	$86,587	$(14,256)	$12,818

Diluted EPS:
Continuing operations	$(2.84)	$3.33	$-	$0.50
Discontinued operations	0.54	0.01	(0.55)	-
Net earnings	$(2.30)	$3.34	$(0.55)	$0.50

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Detailed Results for FY 2006
	2006
	Total	Impairment, Restructuring and Non- Recurring Charges	Discontinued Operations	Ongoing Operations
Net sales	$1,139,031	$-	$-	$1,139,031
Cost of products sold	879,289	-	-	879,289
Gross profit	259,742	-	-	259,742
Selling, general and administrative expenses	215,506	-	-	215,506
Operating earnings before stock option expense, amortization and impairment, restructuring and other non-recurring charges	44,236	-	-	44,236
Stock option expense	3,877	-	-	3,877
Amortization of intangible assets	7,692	-	-	7,692
Impairment, restructuring and other non-recurring charges	25,957	(25,957)	-	-
Operating earnings	6,710	25,957	-	32,667
Interest expense, net	9,819	-	-	9,819
Other (income), net	(358)	-	-	(358)
Earnings before income taxes	(2,751)	25,957	-	23,206
Income taxes	(1,119)	9,423	-	8,304
Net earnings from continuing operations	(1,632)	16,534	-	14,902
Net earnings from discontinued operations	26,067	(1,437)	(24,630)	-
Net earnings	$24,435	$15,097	$(24,630)	$14,902

Diluted EPS:
Continuing operations	$(0.06)	$0.64	$-	$0.58
Discontinued operations	1.02	(0.06)	(0.96)	-
Net earnings	$0.95	$0.59	$(0.96)	$0.58

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The following tables summarize net sales, operating earnings, net earnings and diluted earnings per share from Kellwood’s ongoing operations, the impairment, restructuring and non-recurring charges, amortization of intangible assets and stock option expense included in continuing operations (amounts in thousands, except per share data). See the last page of the release for footnotes (1) and (2) to the tables.

Third Quarter:
Summary of Results for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$404,055	$-	$-	$-	$404,055
Operating earnings(1)	$(2,742)	$332	$3,942	$15,820	$17,352
Net earnings from continuing operations	$(5,949)	$-	$-	$9,919	$3,970
Diluted earnings per share from continuing operations	$(0.23)	$-	$-	$0.38	$0.15

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$397,007	$-	$-	$-	$397,007
Operating earnings(1)	$277	$468	$2,628	$19,041	$22,414
Net earnings from continuing operations	$(1,483)	$-	$-	$12,092	$10,609
Diluted earnings per share from continuing operations	$(0.06)	$-	$-	$0.47	$0.41
First Nine Months:
Summary of Results for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$1,143,109	$-	$-	$-	$1,143,109
Operating earnings(1)	$(91,204)	$986	$10,678	$130,098	$50,558
Net earnings from continuing operations	$(73,529)	$-	$-	$86,347	$12,818
Diluted earnings per share from continuing operations	$(2.84)	$-	$-	$3.33	$0.50

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$1,139,031	$-	$-	$-	$1,139,031
Operating earnings(1)	$6,710	$3,877	$7,692	$25,957	$44,236
Net earnings from continuing operations	$(1,632)	$-	$-	$16,534	$14,902
Diluted earnings per share from continuing operations	$(0.06)	$-	$-	$0.64	$0.58

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Segment Results

Segment net sales and earnings for the three and nine month periods ended October 28, 2006 and November 3, 2007, do not include impairment, restructuring and other non-recurring charges; therefore, continuing operations and ongoing operations are the same, and no reconciliation is necessary. Net sales and segment earnings for continuing operations by segment for these periods are as follows. (Amounts in thousands, except per share data.)

	Three Months Ended		Nine Months Ended
	10/28/2006	11/3/2007	10/28/2006	11/3/2007
Net sales:
Women’s Sportswear	$315,034	$276,222	$894,358	$834,699
Other Soft Goods	81,973	127,833	244,673	308,610
Total net sales	$397,007	$404,055	$1,139,031	$1,143,309

Segment earnings (loss):
Women’s Sportswear	$24,909	$11,632	$56,838	$46,454
Other Soft Goods	9,374	16,563	25,680	37,488
General Corporate	(11,869)	(10,843)	(38,282)	(33,384)
Total segments	$22,414	$17,352	$44,236	$50,558

Guidance

Fiscal Year:

Current Guidance for FY 2007
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$1,525,000	$-	$-	$-	$1,525,000
Operating earnings(1)	$(88,600)	$1,400	$14,500	$143,200	$70,500
Net earnings from continuing operations	$(77,300)	$-	$-	$95,800	$18,500
Diluted earnings per share from continuing operations	$(2.97)	$-	$-	$3.68	$0.71

Summary of Results for FY 2006
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$1,514,287	$-	$-	$-	$1,514,287
Operating earnings(1)	$15,467	$4,345	$10,935	$33,632	$64,379
Net earnings from continuing operations	$1,728	$-	$-	$21,423	$23,151
Diluted earnings per share from continuing operations	$0.07	$-	$-	$0.83	$0.90

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Fiscal 2008 Guidance

Current Guidance
	Continuing Operations	Stock Option Expense(2)	Amortization of Intangible Assets(2)	Impairment, Restructuring and Non- Recurring Charges	Ongoing Operations
Net sales	$1,550,000	$-	$-	$-	$1,550,000
Operating earnings(1)	$62,500	$1,000	$15,500	$13,000	$92,000
Net earnings from continuing operations	$23,800	$-	$-	$8,200	$32,000
Diluted earnings per share from continuing operations	$1.12	$-	$-	$0.38	$1.50

(1) Operating earnings for the operations of ongoing operations is a non-GAAP measure that differs from GAAP operating earnings in that it excludes impairment, restructuring, stock option expense and amortization of intangible assets. Operating earnings for the ongoing operations should not be considered as an alternative to GAAP operating earnings. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization is the primary measure used by management to evaluate the Company’s performance, as well as the performance of the Company’s divisions and segments. Management believes the comparison of operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization between periods is useful in showing the interaction of changes in sales, gross profit and selling, general and administrative expenses. Operating earnings before impairment, restructuring and non-recurring charges, stock option expense and amortization may not be comparable to any similarly titled measure used by another company.

(2) Stock option expense and amortization of intangible assets is not included in operating earnings for the ongoing operations; however, it is included in net earnings. See footnote (1) for further discussions of the presentation of operating earnings for the ongoing operations.

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